Exhibit 99.1

      Willis Group Reports Increased First Quarter 2006 Results;
                 Declares Regular Quarterly Dividend

    NEW YORK--(BUSINESS WIRE)--May 3, 2006--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter ended March 31, 2006.
    Commenting on today's results, Joe Plumeri, Chairman and Chief Executive Officer, said, "Last year we made disciplined decisions for the long-term best interest of our Company, including investments in talent, processes and technology. We are pleased that the first quarter 2006, with 6 percent organic revenue growth and improved earnings, reflects the early results of these investments."

    First Quarter 2006 Financial Results

    Total reported revenues for the quarter ended March 31, 2006 were $671 million, compared with $669 million for the same period last year. The effect of foreign currency translation decreased reported revenues by 5 percent and net disposal of operations reduced reported revenues by 1 percent.
    Organic growth in commissions and fees excluding total market remuneration was 6 percent in the first quarter 2006, comprised of approximately 6 percent in net new business and a negligible impact from insurance premium rates and other market factors. Although we continue to see rates moderating, the impact is varied geographically and according to product line.
    Net income for the quarter ended March 31, 2006 was $140 million, or $0.88 per diluted share, compared with $67 million, or $0.41 per diluted share, a year ago. Excluding certain items which affected net income for the quarter ended March 31, 2005, as detailed in the Supplemental Financial Information of this press release, adjusted net income was $0.88 for the first quarter of 2006 compared to $0.82 for the same period last year, an increase of 7 percent. The impact of foreign currency translation reduced first quarter 2006 net income by $0.03 per diluted share compared with first quarter 2005.
    On January 1, 2006, the Company adopted FAS 123R share-based payment and also changed the methodology used to calculate the market-related value of UK pension plan assets. Comparative figures for 2005 have been adjusted to reflect the retrospective application of the accounting changes. The Company also revised the expected long-term rate of return assumption on the UK pension plan assets. Each of these accounting changes is discussed in more detail in the Supplemental Financial Information of this press release.
    Salaries and benefits expense for the quarter ended March 31, 2006 was $348 million, or 51.9 percent of total revenues, compared with $365 million, or 54.6 percent of total revenues in the comparable period last year, excluding first quarter 2005 severance costs. The improvement in this compensation ratio was helped by both increased revenue contribution from recent hires and the benefit in the first quarter 2006 of a more even quarterly recognition of incentive compensation than in 2005.
    Other expenses for the first quarter of 2006 were $105 million, or
15.6 percent of total revenues, compared to $96 million, or 14.3 percent in the comparable period last year, excluding first quarter 2005 costs related to regulatory settlements and other provisions.
    Reported (and adjusted) operating margin was 30.4 percent for the quarter ended March 31, 2006, compared with a 13.0 percent reported margin and 29.1 percent adjusted operating margin for the same period last year.
    Excluding the effects on taxation of amortization of intangibles, disposals of operations and share-based compensation, the underlying tax rate in the first quarter of 2006 was 31.5 percent, the same as for the full year 2005.

    Outlook

    For the full year 2006, the Company anticipates continued growth in organic commissions and fees. The net impact of the accounting changes for stock options and pension on salaries and benefits and operating income in 2006 is not expected to be significant. For the full year 2006, the Company expects salaries and benefits expense as a percentage of total revenues to be less than 59 percent and expects modest operating margin expansion. This outlook assumes a more selective approach toward recruiting opportunities in an environment which remains highly competitive.
    In conclusion, Mr. Plumeri added, "As we move into the next chapter at Willis we are committed to generating sustainable profitable growth by increasing value to our clients and delivering that value efficiently. From our already strong platform, we expect to expand our market share and continue to enhance our top line and bottom line. We anticipate that we will see significant benefits from this strategy in 2007."

    Other Items

    The Board of Directors declared a regular quarterly cash dividend on the Company's common stock of $0.235 per share, an annual rate of $0.94 per share. The dividend is payable on July 14, 2006 to shareholders of record on June 30, 2006.
    During the quarter ended March 31, 2006 the Company completed 4 acquisitions with annual revenues of approximately $13 million. Cash and cash equivalents totaled $158 million, including approximately $53 million of immediately available cash at March 31, 2006. There were no shares repurchased during the first quarter 2006, and there is $140 million available under the existing $500 million buyback authorization.
    At March 31, 2006, total long-term debt was $600 million and total stockholders' equity was approximately $1.4 billion. The capitalization ratio (total long-term debt to total long-term debt and stockholders' equity) was 30 percent at March 31, 2006.

    Conference Call and Web Cast

    A conference call to discuss first quarter 2006 results will be held May 4, 2006 at 8:00 a.m. Eastern Time. To participate in the live teleconference, please dial (800) 857-6553 (US) or (773) 756-0108
(International) with a pass code of "Willis". The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 a.m., Eastern Time, and ending May 18, 2006. To access the audio replay, please dial (866) 442-1775 (US), or (203) 369-1075 (International), or
by accessing the web site.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of approximately 15,400 associates serves clients in some 190 countries. Additional information on Willis may be found on its web site www.willis.com.

    This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results are contained in the Company's filings with the Securities and Exchange Commission.
    This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information follows. We present such non-GAAP supplemental financial information as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company's operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company's condensed consolidated statements of operations for the quarter ended March 31, 2006.


                     WILLIS GROUP HOLDINGS LIMITED
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in millions, except per share data)
                              (unaudited)

                                                    Three months ended
                                                         March 31,
                                                     ----------------
                                                                 2005
                                                                   As
                                                             adjusted
                                                       2006  (Note 2)
                                                      ------ --------
Revenues
Commissions and fees                                   $652     $651
Investment income                                        19       18
                                                      ------ --------
   Total Revenues                                       671      669
                                                      ------ --------
Expenses
Salaries and benefits (including share-based
 compensation of $3, $4)                                348      393
Other operating expenses                                105      125
Regulatory settlements                                    -       51
Depreciation expense and amortization of intangible
 assets                                                  14       13
                                                      ------ --------
   Total Expenses                                       467      582
                                                      ------ --------
Operating Income                                        204       87
Interest expense, net                                     9        6
                                                      ------ --------
Income before Income Taxes, Equity in Net Income of
 Associates and Minority Interest                       195       81
Income taxes                                             62       24
                                                      ------ --------
Income before Equity in Net Income of Associates and
 Minority Interest                                      133       57
Equity in net income of associates, net of tax           14       14
Minority interest, net of tax                            (7)      (4)
                                                      ------ --------
Net Income                                             $140      $67
                                                      ====== ========
Earnings per Share
 - Basic                                              $0.89    $0.41
 - Diluted                                            $0.88    $0.41
                                                      ====== ========
Average Number of Shares Outstanding
 - Basic                                                157      163
 - Diluted                                              159      165
                                                      ====== ========



                     WILLIS GROUP HOLDINGS LIMITED
                  SUPPLEMENTAL FINANCIAL INFORMATION
                       (in millions) (unaudited)


    1. Definitions of Non-GAAP Financial Measures

    We believe that investors' understanding of the Company's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

    Organic revenue growth

    Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals and total market remuneration from reported revenues. We use organic revenue growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

    Adjusted operating income and adjusted net income

    Our results for the three months ended March 31, 2005 were significantly impacted by charges for regulatory settlements and related expenses, our first quarter 2005 headcount reduction program and other provisions. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations. These items did not have a material effect on the results for the three months ended March 31, 2006.

    2. Accounting and reporting changes

    We have made a number of changes to our accounting and reporting in first quarter 2006. In particular:

    Revenue analysis

    Following a change to our internal reporting structure, North America Global Markets and International Global Markets revenues, which were previously reported within our Global division, are now reported in the North America and International divisions, respectively. In addition, we refined our method of allocating revenues between the Global and North America divisions. We have adjusted our 2005 revenue analysis to be consistent with the new internal reporting structure.

    FAS 123R, Share-Based Payment

    Effective January 1, 2006, we adopted FAS 123R using the modified-retrospective transition method. Our 2005 comparative data has therefore been adjusted to recognize the compensation cost previously reported in the footnote disclosure to our financial statements.
    The retrospective application of FAS 123R has also impacted the diluted share count in prior periods as proceeds under the treasury stock method have been adjusted with a consequent impact on diluted share count. Proceeds were adjusted to include the future potential tax consequences that will arise when the options are exercised and the average unrecognized compensation cost outstanding during the period.

    Pensions: market-related value

    FAS 87, Employers' Accounting for Pensions, requires the expected return on plan assets to be determined based on the expected long-term rate of return on plan assets and the market-related value of plan assets. The market-related value of plan assets may either be a fair value or a calculated value that recognizes changes in a systematic and rational manner over not more than five years.
    Up to December 31, 2005, the market-related value of our UK pension plan assets was determined using a calculated value that recognized asset gains or losses over five years. With effect from January 1, 2006, the market-related value of UK pension plan assets has been determined on a fair value basis. We believe that fair value is a preferable measure of determining the market-related value of plan assets as it more fairly reflects the actual value of pension plan assets as of the balance sheet date. In addition, it brings the methodology used for calculating the market-related value of our UK plan assets into line with the fair value methodology already used to value our US plan assets.
    We have adjusted our 2005 comparative data to reflect the change in method of determining the market-related value of plan assets.

    Pensions: return on assets

    After reviewing the long-term rate of return on our UK plan assets, effective January 1, 2006, we have increased the expected long-term rate to 7.75% from 7.25%.

    3. Revenue analysis

    Organic revenue growth

    Organic revenue growth is defined as revenue growth excluding the impact of foreign currency translation, acquisitions and disposals and total market remuneration. The percentage change in reported revenues is the most directly comparable GAAP measure, and the following table reconciles this change to organic revenue growth by business unit for the three months ended March 31, 2006:


                                                 Three months ended
                                                      March 31,
                                               -----------------------
                                                                    %
                                               2006  2005(1)  Change
                                               ----- ------- --------
Global                                         $308    $326      (6)%
North America                                   181     162       12%
International                                   163     163        0%
                                               ----- ------- --------
Commissions and fees                           $652    $651        0%

Investment Income                                19      18        6%
                                               ----- ------- --------

Total revenues                                 $671    $669        0%
                                               ===== ======= ========


                                  Change attributable to
                    -------------------------------------------------
                       Foreign    Acquisitions Total market  Organic
                       currency       and       remuneration  revenue
                      translation   disposals                 growth
                     ------------ ------------ ------------- --------
Global                       (4)%         (4)%          (1)%       3%
North America                  0%           1%            0%      11%
International                (9)%           3%          (1)%       7%
                     ------------ ------------ ------------- --------
Commissions and fees         (4)%         (1)%          (1)%       6%

Investment Income            (7)%         (5)%            0%      18%
                     ------------ ------------ ------------- --------

Total revenues               (5)%         (1)%            0%       6%
                     ============ ============ ============= ========

(1) As described in Note 2, our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.




                     WILLIS GROUP HOLDINGS LIMITED
                  SUPPLEMENTAL FINANCIAL INFORMATION
                       (in millions) (unaudited)

    4. Non-GAAP Supplemental Financial Information

    Adjusted operating income

    Adjusted operating income is defined as operating income excluding net gain on disposal of operations and, for 2005, charges for regulatory settlements and related expenses, severance costs relating to our first quarter 2005 headcount reduction program and other provisions. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the three months ended March 31, 2006 and 2005:


                                         Three months ended March 31,
                                         ----------------------------
                                                      2005
                                                  As adjusted     %
                                           2006    (Note 2)   Change
                                           ----- ---------   --------
Operating Income, GAAP basis               $204       $87        134%
Excluding:
  Regulatory settlements (a)                  -        51
  Costs related to regulatory settlements
   (a)                                        -         9
  Severance costs (b)                         -        28
  Other provision (c)                         -        20
                                           ----- ---------
Adjusted Operating Income                  $204      $195          5%
                                           ===== =========
Operating Margin, GAAP basis, or Operating
 Income as a percentage of Total Revenues  30.4%     13.0%
                                           ===== =========
Adjusted Operating Margin, GAAP basis, or
 Adjusted Operating Income as a percentage
 of Total Revenues                         30.4%     29.1%
                                           ===== =========

    a) Comprises $51 million to establish the reimbursement funds agreed with the New York and Minnesota Attorneys General and New York Department of Insurance in April 2005 and $9 million of related legal and administrative expenses.
    b) Severance costs relate to the headcount reduction program announced in first quarter 2005 which eliminated approximately 500 positions at a cost of $28 million.
    c) Based on the quarterly review of legal proceedings at March 31, 2005, the Company increased its provision for claims by an additional $20 million.


                     WILLIS GROUP HOLDINGS LIMITED
                  SUPPLEMENTAL FINANCIAL INFORMATION
                 (in millions, except per share data)
                              (unaudited)

    4. Non-GAAP Supplemental Financial Information (continued)

    Adjusted net income

    Adjusted net income is defined as net income excluding net gain on disposal of operations and, for 2005, charges for regulatory settlements and related expenses, severance costs relating to our first quarter 2005 headcount reduction program and other provisions. Net income is the most directly comparable GAAP measure, and the following table reconciles adjusted net income to net income for the three months ended March 31, 2006 and 2005:


                       Three months ended       Per diluted share
                            March 31,           Three months ended
                                                    March 31,
                     ----------------------- ------------------------
                             2005                     2005
                          As adjusted     %       As adjusted       %
                     2006  (Note 2)  Change   2006  (Note 2)   Change
                     ----- -------- -------- ------ -------- --------
Net income, GAAP
 basis               $140      $67      109% $0.88    $0.41      115%

Excluding:
  Regulatory
   settlements, net
   of tax ($20)         -       31               -     0.19
  Costs related to
   regulatory
  settlements, net of
   tax ($4)             -        5               -     0.03
  Severance costs,
   net of tax ($9)      -       19               -     0.11
  Other provision,
   net of tax ($6)              14               -     0.08

                     ----- --------          ------ --------
Adjusted net income  $140     $136        3% $0.88    $0.82        7%
                     ===== ========          ====== ========
Diluted shares
 outstanding, GAAP
  basis               159      165
                     ===== ========



                     WILLIS GROUP HOLDINGS LIMITED
                     NON-GAAP FINANCIAL SUPPLEMENT
                 (in millions, except per share data)
                              (unaudited)

                                           2005                 2006
                            ---------------------------------- ------
                              Q1     Q2     Q3     Q4     FY     Q1
                            ------ ------ ------ ------ ------ ------
Revenues (1)
   Global                    $326   $235   $202   $200   $963   $308
   North America              162    182    171    205    720    181
   International              163    113     96    139    511    163
                            ------ ------ ------ ------ ------ ------
Commissions and fees          651    530    469    544  2,194    652
Investment income              18     19     18     18     73     19
                            ------ ------ ------ ------ ------ ------
   Total Revenues             669    549    487    562  2,267    671
                            ------ ------ ------ ------ ------ ------
Expenses
   Salaries and benefits as
    previously
    reported/computed         386    309    313    348  1,356    351
   Adoption of FAS 123R (2)     4      5      4      5     18      3
   Pensions: market-related
    value methodology (2)       3      2      2      3     10     (6)
                            ------ ------ ------ ------ ------ ------
Salaries and benefits as
 adjusted/reported            393    316    319    356  1,384    348
Other operating expenses      125     98     89     93    405    105
Regulatory settlements         51      -      -      -     51      -
Depreciation expense and
 amortization of intangible
 assets                        13     14     13     14     54     14
Net gain on disposal of
 operations                     -    (78)     -      -    (78)     -
                            ------ ------ ------ ------ ------ ------
   Total Expenses             582    350    421    463  1,816    467
                            ------ ------ ------ ------ ------ ------
Operating Income               87    199     66     99    451    204
Operating Income margin      13.0%  36.2%  13.6%  17.6%  19.9%  30.4%
Interest expense, net           6      6      9      9     30      9
                            ------ ------ ------ ------ ------ ------
Income before Income Taxes,
 Equity in Net Income
  (Loss) of Associates and
   Minority Interest           81    193     57     90    421    195
   Income taxes as
    previously
    reported/computed          26     77     18     31    152     61
   Adoption of FAS 123R        (1)    (2)    (1)    (2)    (6)    (1)
   Pensions: market-related
    value methodology          (1)     -     (1)    (1)    (3)     2
                            ------ ------ ------ ------ ------ ------
Income taxes as
 adjusted/reported             24     75     16     28    143     62
                            ------ ------ ------ ------ ------ ------

Income before Equity in Net
 Income (Loss) of
 Associates and Minority
 Interest                      57    118     41     62    278    133
Equity in net income (loss)
 of associates, net of tax     14     (2)     5     (3)    14     14
Minority interest, net of tax  (4)    (2)    (1)    (4)   (11)    (7)
                            ------ ------ ------ ------ ------ ------
Net Income                    $67   $114    $45    $55   $281   $140
                            ====== ====== ====== ====== ====== ======
Earnings per Share
- Diluted (3)               $0.41  $0.70  $0.28  $0.35  $1.72  $0.88
                            ====== ====== ====== ====== ====== ======
Average Number of Shares
 Outstanding
 - Basic                      163    163    160    157    161    157
   Diluted as previously
    reported                  168    166    163    160    164    159
   Adoption of FAS 123R (3)    (3)    (2)    (1)    (1)    (1)     -
                            ------ ------ ------ ------ ------ ------
- Diluted as adjusted/
 reported                     165    164    162    159    163    159
                            ====== ====== ====== ====== ====== ======

    (1) As described in Note 2, our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.
    (2) Details of the accounting and reporting changes are described in Note 2.
    (3) The impact on diluted share count from the retrospective application of FAS 123R is described in Note 2.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, 212-837-0806
             daniel.prince@willis.com